NEWS RELEASE

Contacts: James E. Braun, CFO Newpark Resources, Inc.

281-362-6800

FOR IMMEDIATE RELEASE

Ken Dennard, Managing Partner

Dennard Rupp Gray & Easterly, LLC

ksdennard@drg-e.com

713-529-6600

NEWPARK RESOURCES ANNOUNCES AGREEMENT

TO SELL U.S. ENVIRONMENTAL SERVICES BUSINESS

THE WOODLANDS, TX – October 11, 2007 – Newpark Resources, Inc. (NYSE: NR) announced today that it has reached an agreement to sell its U.S. Environmental Services business to Trinity TLM Acquisitions, LLC. Under the terms of the agreement, Newpark will receive $81.5 million in cash, subject to a working capital adjustment and could potentially earn up to an additional $8 million under the terms of a five-year earn out provision in the agreement. Trinity intends to combine the acquired operations with Trinity Storage Services, L.P., a waste disposal business based in Texas.

The sale is expected to close by the end of 2007, and is subject to customary conditions, including approval by Newpark’s lenders, regulatory approvals and the satisfactory completion of certain environmental due diligence by Trinity. The Company intends to use the net proceeds from the sale to pay down debt and for other general corporate purposes.

As announced in March 2007, the Company had concluded that the Environmental Services business did not fit its long-term growth strategy. Paul Howes, President and CEO commented, “We are pleased to announce this important development for our Company.  The sale of the environmental business by the end of 2007 will significantly improve our ability to increase investments in our Drilling Fluids and Mats & Integrated Services businesses in 2008.”

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2006, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of several class action and derivative lawsuits against Newpark and certain of our current and former directors and former officers; the investigation of the matter by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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